EXHIBIT 10.2

HANOVER COMPRESSOR COMPANY
AWARD NOTICE
TIME-VESTED RESTRICTED STOCK UNIT (Stock-Settled)

Hanover Compressor Company (the “Company”), has granted to you, «First_Name» «Middle_Name» «Last_Name» (“the Participant”), restricted stock units under the Hanover Compressor Company 2006 Stock Incentive Plan (the “Plan”). All capitalized terms in this Notice have the same meaning ascribed to them in the Plan: however, if the Mergers (as defined below) are completed, “Company” as used herein shall also include Iliad (as defined below) and its subsidiaries.
The main terms of your Award are as follows:
     1. Award. You have been granted «Restricted_Stock_Units» restricted stock units (the “Award” or “RSUs”).
     2. Grant Date. The date of this RSU Award is May 8, 2007 (the “Grant Date”).
     3. Vesting. Your Award is subject to a vesting schedule. A portion of your Award (rounded to the nearest whole number) will automatically vest on each of the dates (a “Vesting Date”) indicated in the table below. However, you must be employed by the Company or one of its subsidiaries at all times from the Grant Date up to and including the applicable Vesting Date for the Award to vest. As soon as administratively practicable following each Vesting Date, the Company will issue to you one share of Common Stock for each of your vested RSUs. Contact Wachovia at (866) 311-5694 or (713) 853-2400 with any questions concerning the vesting of your Award.

Vesting Date	Number of RSUs Vested
May 8, 2008	«Vested1»
May 8, 2009	«Vested2»
May 8, 2010	«Vested3»
     4. Termination of Employment. Except as set forth in this paragraph, if your employment with the Company or a subsidiary terminates for any reason (other than as a result of death or Disability), the unvested portion of your Award will be automatically forfeited on the date of such event unless the Compensation Committee directs otherwise. If your employment with the Company terminates as a result of your death or Disability, the unvested portion of your Award will immediately vest in full and all restrictions applicable to your Award will cease as of that date. In the event your employment terminates due to Retirement, it will be within the discretion of the Compensation Committee to vest or not vest any unvested portion of your Award.
     5. Corporate Change. Your award will immediately vest in full and all restrictions applicable to your Award will cease effective as of the date of a Corporate Change with the exception of a Corporate Change resulting from the completion of the Mergers. “Mergers” as used in this Notice means the mergers resulting from that certain Agreement and Plan of Merger, dated as of February 5, 2007, among the Company, Universal Compression Holdings, Inc., Iliad Holdings, Inc. (“Iliad”), Hector Sub, Inc. and Ulysses Sub, Inc.
     6. No Stockholder Rights. Until vested and paid as Common Stock, you will not have any right to vote your RSUs or receive dividends, if any, with respect to your RSUs.
     7. Non-Transferability. You cannot sell, transfer, pledge, exchange or otherwise dispose of your RSUs (except by will or the laws of descent and distribution).
     8. No Right to Continued Employment. Nothing in this Notice guarantees your continued employment with the Company or its subsidiaries or interferes in any way with the right of the Company or its subsidiaries to terminate your employment at any time.
     9. No Right to Future Benefits. This Award is provided by the Company on an entirely discretionary basis, and

This Award and the Plan creates no vested rights in you as a Participant. You understand and agree that this Award is not part of your salary and that receipt of this Award does not entitle you to any future awards under the Plan or any other plan or program of the Company. This Award is not part of your normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
     10. Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph. You understand that the Company and its subsidiaries hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”). You also understand that the Company and/or its subsidiaries will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or any of its subsidiaries may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize them to receive, possess, use, retain and transfer the information, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.
     11. Withholding. Your Award is subject to applicable income tax, social insurance, or social security withholding obligations. If necessary, the Company reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.
     12. Plan Governs. This Notice is subject to the terms of the Plan, a copy of which is available on the Company’s website or which will be provided to you upon written request addressed to Hanover Compressor Company, Attn: Corporate Secretary, 12001 N. Houston Rosslyn, Houston, Texas 77086. In the event of a discrepancy between this Notice and the Plan, the Plan shall govern.
     13. Participant Acceptance. If you do not accept the Award or the terms of the Award, you must notify the Company in writing at the address provided above within thirty (30) days of delivery of this Notice. Otherwise, the Company will deem the Award and the terms of the Award accepted by you.

ON BEHALF OF HANOVER COMPRESSOR COMPANY AND ITS SUBSIDIARIES

By:	/s/John E. Jackson

John E. Jackson
President and Chief Executive Officer